Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to register an additional 130,000 common shares for issuance pursuant to the PS Business Parks, Inc. Retirement Plan for Non-Employee Directors of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of PS Business Parks, Inc., and the effectiveness of internal control over financial reporting of PS Business Parks, Inc. included in its Annual Report (Form 10-K), for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

April 30, 2015

Los Angeles, California